CARLYLE TACTICAL PRIVATE CREDIT FUND
(a Delaware Statutory Trust)

UNANIMOUS WRITTEN CONSENT
OF THE BOARD OF TRUSTEES

June 22, 2023

THE UNDERSIGNED, being all of the members of the Board of Trustees (“Trustees” or the “Board”) of Carlyle Tactical Private Credit Fund, a Delaware statutory trust (the “Fund”), acting by unanimous written consent in accordance with Article II, Section 2.6 of the Fund’s Amended and Restated Declaration of Trust, hereby adopt the following resolutions without a meeting, with full force and effect as if adopted by the unanimous affirmative vote of the Board at a meeting duly called and constituted, to be effective as of the date indicated herein.

RESOLVED, that the Board, including a majority of the Independent Trustees, hereby approves the fidelity bond issued by Hartford Fire Insurance Company (the “Fidelity Bond”), in the proposed form presented at this meeting, having at least the minimum amount required by Rule 17g-1 under the 1940 Act and covering, among others, officers and employees of the Fund against larceny and embezzlement and such other types of losses as are included in standard fidelity bonds, in accordance with the requirements of Rule 17g-1, after having given due consideration to, among other things, the value of the aggregate assets of the Fund to which any person covered under the Fidelity Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of the Fund’s assets and the nature of the securities in the Fund’s portfolio; and be it

FURTHER RESOLVED, that the appropriate officers of the Fund be, and each of them hereby is, authorized and directed to cause the Fund to pay the annual premium with respect to the Fidelity Bond; and be it

FURTHER RESOLVED, that the appropriate officers of the Fund be, and each of them hereby is, authorized and empowered to obtain and bind the Fidelity Bond in substantially the form presented at this meeting; and be it

FURTHER RESOLVED, that the Secretary of the Fund shall file, or arrange for the filing of, the Fidelity Bond with the Securities and Exchange Commission and give, or arrange for the giving of, the notices required under paragraph (g) of Rule 17g-1 under the 1940 Act; and be it

FURTHER RESOLVED, that the Board hereby determines that the Fund’s purchase of the Directors and Officers/Errors and Omissions liability insurance policies (collectively, the “Policy”), in the amount and forms presented to the Board, to which the Trustees, officers and employees of the Fund are parties, and which provides coverage to those parties against liabilities and expenses (with certain exceptions) arising out of claims, actions or proceedings asserted or threatened against them in their respective capacities for the Fund, is in the best interest of the Fund; and be it

FURTHER RESOLVED, that the appropriate officers of the Fund be, and each of them hereby is, authorized and directed to cause the Fund to pay the annual premium with respect to the Policy; and be it

FURTHER RESOLVED, that the Trustees and the appropriate officers of the Fund, or any of them, are authorized to amend the Fidelity Bond and the Policy, to make any and all payments, and to do any and all other acts, in the name of the Fund and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions.

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IN WITNESS WHEREOF, the undersigned Trustees have executed this written consent effective as of the date and year first written above.

/s/ Mark Garbin
Mark Garbin

/s/ Sanjeev Handa
Sanjeev Handa

/s/ Joan McCabe
Joan McCabe

/s/ Justin Plouffe
Justin Plouffe